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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                                AUGUST 13, 1999



                            McLEODUSA INCORPORATED

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                   0-20763                 42-1407240

         (STATE OR OTHER            (COMMISSION             (IRS EMPLOYER
         JURISDICTION               FILE NUMBER)            IDENTIFICATION
         OF INCORPORATION)                                  NUMBER)


MCLEODUSA TECHNOLOGY PARK
6400 C STREET, S.W., P.O. BOX 3177,
CEDAR RAPIDS, IA                             52406-3177

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     (ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                (319) 364-0000
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                   INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5. OTHER EVENTS

Acquisition of Access Communications Holdings, Inc. and S.J. Investments Holdings, Inc.

          On August 13, 1999, McLeodUSA Incorporated ("McLeodUSA") acquired Access Communications Holdings, Inc. ("Access") by merger (the "Access Acquisition"). As consideration for the Access Acquisition, McLeodUSA issued an aggregate of 1,939,839 shares of its Class A common stock and paid an aggregate of $27.2 million in cash to the shareholders of Access. McLeodUSA will also pay the Access shareholders an additional cash amount based on the consolidated net taxable income of Access from July 1, 1999 to August 13, 1999. McLeodUSA expects to determine and pay this additional cash amount during the fiscal quarter ending September 30, 1999. Following the Access Acquisition, McLeodUSA granted to certain employees of Access who agreed to become employees of McLeodUSA options to purchase an aggregate of 3,183,060 shares of its Class A common stock.

          In a related transaction, on August 13, 1999, McLeodUSA acquired S.J. Investments Holdings, Inc. ("SJI") by merger (the "SJI Acquisition"). As consideration for the SJI Acquisition, McLeodUSA issued an aggregate of 1,939,864 shares of its Class A common stock and paid an aggregate of $27.6 million in cash to the shareholders of SJI. McLeodUSA will also pay the SJI shareholders an additional cash amount based on the consolidated net taxable income of SJI from July 1, 1999 to August 13, 1999. McLeodUSA expects to determine and pay this additional cash amount during the fiscal quarter ending September 30, 1999.

          McLeodUSA paid off approximately $96.2 million of the outstanding debt obligations of Access and SJI at the time of the transactions. As a result of the Access Acquisition and the SJI Acquisition, Access and SJI are now a single wholly owned subsidiary of McLeodUSA.
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       McLeodUSA Incorporated


Date:  August 18, 1999                 By: /s/ Randall Rings
                                          ----------------------
                                          Randall Rings
                                          Vice President, Secretary and
                                          General Counsel